Exhibit 99.1

PRESS RELEASE

Lake Shore Bancorp, Inc. Provides Update Regarding its Stock Repurchase Program

Dunkirk, NY – March 14, 2008

As previously reported, on November 14, 2007, the Board of Directors of Lake Shore Bancorp, Inc. (the “Company”) adopted a stock repurchase program which authorized the Company to repurchase up to an aggregate of 141,342 shares of its outstanding common stock in either open market or private transactions. Following the approval by the Company’s Board of Directors on March 11, 2008, the Company entered into a plan under Rule 10b5-1 of the Securities Act of 1934 to repurchase up to 50,000 shares of common stock pursuant to the stock repurchase program. The Company may also continue to make opportunistic purchases in the open market or in privately negotiated transactions. As of March 13, 2008, the Company has repurchased 60,824 shares of its common stock pursuant to the stock repurchase program.

The Company is the parent company of Lake Shore Savings Bank (the “Bank”), a community-oriented financial institution operating eight full-service branch locations in western New York offering a broad array of retail and commercial lending and deposit services. Traded on the NASDAQ Global Market as LSBK, the Company can also be found on the web at www.lakeshoresavings.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

Media Contact –

Rachel A. Foley, CFO

Lake Shore Bancorp, Inc.

(716) 366-4070